Exhibit 99.6

CPA GLOBAL GROUP HOLDINGS LIMITED

Interim Consolidated Balance Sheets (Unaudited)

(In £ thousands, except share data)

	September 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	72,049	87,286
Restricted cash	4,916	2,732
Accounts receivable, net of allowance for doubtful accounts of £8,613 and £3,321 at September 30, 2020 and December 31, 2019, respectively	296,811	302,424
Related party receivables	—	137,664
Prepaid expenses	8,211	13,038
Costs to acquire contracts	2,199	2,235
Other current assets	32,307	23,434
Total current assets	416,493	568,813
Property, plant and equipment	10,526	11,060
Other intangible assets	507,229	526,502
Goodwill	907,535	901,385
Other non-current assets	2,830	2,318
Deferred income taxes	15,564	11,196
Costs to acquire contracts	21,186	20,842
Operating lease right-of-use assets	23,648	27,299
Total assets	1,905,011	2,069,415
Liabilities and Shareholder's Equity
Current liabilities
Accounts payable	36,982	45,598
Related party payables	61,292	61,605
Accrued expenses and other current liabilities	135,089	96,258
Deferred revenues	154,079	200,572
Current portion of operating lease liability	6,003	6,873
Related party loan	—	168,202
Total current liabilities	393,445	579,108
Non-current portion of deferred revenues	13,407	—
Other non-current liabilities	7,091	9,217
Deferred income taxes	109,096	106,476
Operating lease liabilities	18,187	20,800
Total liabilities	541,226	715,601
Shareholder's equity:
Ordinary shares, £0.1 par value; 5,008,355 shares authorized at September 30, 2020 and December 31, 2019; 5,008,285 shares issued and outstanding at September 30, 2020 and December 31, 2019;	1,448,042	1,448,042
Additional paid-in capital	177,928	—
Accumulated other comprehensive loss	(12,547)	(7,820)
Accumulated deficit	(249,638)	(86,408)
Total shareholder's equity	1,363,785	1,353,814
Total Liabilities and Shareholder's Equity	1,905,011	2,069,415

The notes on pages 7 to 33 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED

Interim Consolidated Statements of Operations (Unaudited)

(In £ thousands)

	Nine months ended September 30,
	2020	2019
Revenues	346,261	303,794
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(110,131)	(98,520)
Selling, general and administrative costs, excluding depreciation and amortization	(101,508)	(77,033)
Depreciation	(2,397)	(2,201)
Amortization	(50,309)	(38,716)
Transaction expenses	(28,105)	(6,849)
Transition, integration and other related expenses	(4,228)	(3,185)
Restructuring	(4,664)	(1,253)
Legal settlement	(598)	(3,538)
Other operating income (expense), net	8,121	(13,018)
Total operating expenses	(293,819)	(244,313)
Income from operations	52,442	59,481
Related party interest expense	(6,705)	(3,526)
Interest expense	(1,066)	(2,739)
Income before income tax	44,671	53,216
Provision for income taxes	(4,612)	(3,402)
Net income	40,059	49,814

The notes on pages 7 to 33 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED

Interim Consolidated Statements of Comprehensive Income (Unaudited)

(In £ thousands)

	Nine months ended September 30,
	2020	2019
Net income	40,059	49,814
Other comprehensive income, net of tax:
Foreign currency translation adjustment	(4,727)	6,579
Total other comprehensive (loss) income	(4,727)	6,579
Comprehensive income	35,332	56,393

The notes on pages 7 to 33 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED

Interim Consolidated Statements of Changes in Equity (Unaudited)

(In £ thousands)

	Share Capital	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholder’s Equity
Balance as at January 1, 2019	887,324	—	(4,196)	(158,765)	724,363
Net income	—	—	—	49,814	49,814
Foreign currency translation	—	—	6,579	—	6,579
Issue of Ordinary Shares	560,718	—	—	—	560,718
Balance as at September 30, 2019	1,448,042	—	2,383	(108,951)	1,341,474

Balance as at January 1, 2020	1,448,042	—	(7,820)	(86,408)	1,353,814
Adjustment to opening accumulated deficit related to adoption of ASC Topic 326	—	—	—	(5,011)	(5,011)
Capital contribution	—	177,928	—	—	177,928
Net income	—	—	—	40,059	40,059
Foreign currency translation	—	—	(4,727)	—	(4,727)
Dividend paid	—	—	—	(198,278)	(198,278)
Balance as at September 30, 2020	1,448,042	177,928	(12,547)	(249,638)	1,363,785

The notes on pages 7 to 33 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED

Interim Consolidated Statements of Cash Flows (Unaudited)

(In £ thousands)

	Nine months ended September 30
	2020	2019
Cash flows from operating activities
Net income	40,059	49,814
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,706	40,917
Provision for bad debt expense	2,063	674
Loss on sale of investment	—	141
Benefit for Deferred taxes	(1,402)	(1,272)
Interest expense	7,771	6,264
Other	(8,227)	12,735
Changes in operating assets and liabilities:
Accounts receivable	14,926	(21,324)
Prepaid expenses	5,182	177
Other assets	(4,879)	(13)
Accounts payable	(10,449)	1,696
Accrued expenses and other current liabilities	32,608	22,751
Related Parties	(54,795)	(28,619)
Income taxes payable	(875)	(544)
Deferred revenues	(39,523)	2,008
Operating lease liabilities	(5,411)	(5,118)
Other liabilities	(1,066)	(2,649)
Net cash provided by operating activities	28,688	77,638
Cash flows from investing activities
Capital expenditures	(2,113)	(2,929)
Acquisitions, net of cash acquired	(946)	20,824
Acquisition of intangibles	(27,823)	(28,178)
Proceeds from sale of investment	—	(367)
Net cash (used in) investing activities	(30,882)	(10,650)
Cash flows from financing activities
Principal repayment of related party loan	(8,408)	—
Principal payments on term loan	—	(352)
Net cash (used in) provided by financing activities	(8,408)	(352)
Effects of exchange rates	(2,451)	(8,447)
Net (decrease) increase in cash and cash equivalents, and restricted cash	(13,053)	58,189
Beginning of period:
Cash and cash equivalents	87,286	43,193
Restricted cash	2,732	3,112
Total cash and cash equivalents, and restricted cash at the beginning of the period	90,018	46,305
Cash and cash equivalents and restricted cash at the end of the period	76,965	104,494

CPA GLOBAL GROUP HOLDINGS LIMITED

Interim Consolidated Statements of Cash Flows (Unaudited)

(In £ thousands)

	Nine months ended September 30
	2020	2019
End of period:
Cash and cash equivalents	72,049	101,502
Restricted cash	4,916	2,992
Total cash and cash equivalents, and restricted cash at the end of the period	76,965	104,494
Supplemental Cash Flow Information
Cash paid for interest	1,066	2,647
Cash paid for income tax	6,890	5,218
Related party loan settled through capital contribution	177,928	—
Related party balances settled through dividend	198,278	—
Shares issued in lieu of net assets acquired/ related parties balances	—	539,894
Related party loan obtained as part of ipan/Delegate acquisition	—	164,523

The notes on pages 7 to 33 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Consolidated Financial Statements

(In £ thousands)

1        Nature of Business and Basis of Presentation

Nature of Business

CPA Global Group Holdings Limited (“CPA Global,” “Company,” “we,” “us,” or “our”) was incorporated in Jersey, Channel Islands on November 13, 2009 under the Companies (Jersey) Law 1991 (as amended). The Company’s registered office is at Liberation House, Castle Street, St Helier, Jersey JE1 1BL. The Company’s principal activities include renewal and validation of intellectual property (“IP”) rights on behalf of customers, the development and provision of IP management software, patent searching, IP filing, prosecution support, and trademark watching. The Company has market leading positions across most of its core markets namely: Renewals; IP Software; Search and IP Analytics, located primarily in Europe, North America, Asia and Australia.

The Company serves approximately ten thousand customers in multiple industries, and our revenue is not concentrated with any single customer or industry. For each of the nine months ended September 30, 2020 and 2019, no single customer accounted for more than 8% of our revenue, and our largest ten customers accounted for less than 20% of our revenue in aggregate.

Basis of Presentation

The unaudited interim consolidated financial statements and accompanying notes have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S.GAAP”). These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

In the opinion of management, the interim financial statements for the nine months ended September 30, 2020 and 2019 reflect all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair statement of the results of operations and financial position for the periods presented.

Subsidiaries are entities over which the Company has control, where control is defined as the power to govern financial and operating policies. Generally, the Company has a shareholding of more than 50% of the voting rights in its subsidiaries. The effect of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are de-consolidated from the date control ceases. The pound sterling (GBP) is the Company’s reporting currency. As such, the financial statements are reported on a pound sterling (GBP) basis.

Risks and Uncertainties

In March 2020, the World Health Organization characterized COVID-19 as a pandemic. The rapid spread of COVID-19 and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy. In view of the rapidly changing business environment, market volatility and heightened degree of uncertainty resulting from COVID-19, we are currently unable to fully determine its future impact on our business. However, we continue to assess the potential effect on our financial position, results of operations, and cash flows. If the global pandemic continues to evolve into a prolonged crisis, the effects could have an adverse impact on the Company's results of operations, financial condition and cash flows. No assets or liabilities have been identified that have been materially impacted by the outbreak of COVID-19 at the date of financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

2       Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These relate to the allowance for doubtful accounts, valuation of goodwill and other identifiable intangible assets, income taxes, financial instruments, assumptions in goodwill impairment testing, incremental borrowing rate to measure the present value of lease payments, amortization period of capitalized sales commissions, expected period for management of notifications, and valuation of the annuitants liability. The most important of these estimates, which are subject to significant judgements and assumptions, include valuation of goodwill and other identifiable intangible assets and assumptions in goodwill impairment testing. Estimates are based on past experience and other considerations reasonable under the circumstances. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less, that are readily convertible to a known amount of cash and which are subject to an insignificant risk of change in value.

Restricted Cash

As of September 30, 2020 and December 31, 2019, the Company held £4,916 and £2,732 of restricted cash primarily related to deposits held with patent offices and on behalf of certain customers to make payment to their vendors.

Accounts Receivable, net

Through the adoption of ASU 2016-13 and the related standards, the Company revised its policy regarding the recognition of expected credit losses and for its accounts receivable portfolio.

Accounts receivable are comprised of amounts due from the Company’s customers for services performed in the ordinary course of business. Accounts receivable are recorded at the invoiced amount and do not bear interest. Collections of accounts receivable are included in cash and cash equivalents, provided by operating activities in the Consolidated Statements of Cash Flows. The Company estimates credit losses for trade receivables by aggregating similar customer types, because they tend to share similar credit risk characteristics, taking into consideration the number of days the receivable is past due. Provision rates for the allowance for doubtful accounts are based upon the historical loss method by evaluating factors such as the length of time receivables are past due and historical collection experience. Additionally, provision rates are based upon current and future economic and competitive environment factors that could impact the collectability of the receivable. Trade and other receivables are written off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include past due status greater than 360 days or bankruptcy of the debtor. The Company has an allowance for doubtful accounts of £8,613 and £3,321 recorded at September 30, 2020 and December 31, 2019 which has been netted off on the Consolidated Balance Sheets. The current period expense to adjust the allowance for doubtful accounts is recorded within selling, general and administrative expenses in the Consolidated Statements of Operations.

Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Write-offs for 2020 and 2019 approximated £2,698 and £4,665, respectively. The Company does not have any off-balance-sheet credit exposure related to its customers.

Property, Plant, and Equipment

Property, plant, and equipment (“PP&E”), is carried at cost less accumulated depreciation. PP&E is depreciated using the straight-line method over the respective estimated useful lives of assets or, in the case of leasehold improvements, over the period of the lease or useful life of the asset, whichever is shorter, as described below. The Company periodically review these estimated useful lives and, when appropriate, changes are made prospectively. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included within Net income (loss) from operations in the Consolidated Statements of Operations.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

The estimated useful lives are as follows:

Asset Class	Years
Leasehold improvements	Shorter of the lease term or estimated useful life
Furniture and equipment	5-10
Computer equipment	5
Other tangible assets	5

Computer Software

Development costs that are directly attributable to the development of computer software products controlled by the Company are capitalized once a project has progressed beyond a conceptual, preliminary stage to that of the application development stage. Costs of significant improvements on existing software for internal use, both internally developed and purchased, are also capitalized. Costs related to the preliminary project stage, data conversion, and post-implementation/operation stage of an internal use software development project are expensed as incurred.

Capitalized costs are amortized on a straight-line bases over a period of five years from the date at which the software is ready for use. The capitalized amounts, net of accumulated amortization, are included in Other intangible assets, in the Consolidated Balance Sheets. The cost and related amortization of sold or retired assets are removed from the accounts and any gain or loss is included within Income from operations within the Consolidated Statements of Operations.

Identifiable Intangible Assets

Intangible assets acquired through business combinations are measured at fair value at the date of acquisition and subsequently carried at cost less accumulated amortization computed on straight-line basis over the estimated useful economic life as stated below. Useful lives are reviewed at the end of each reporting period and adjusted if appropriate. Fully amortized assets are retained at cost and accumulated amortization accounts until such assets are derecognized.

Asset Class	Years
Customer relationships	12-23
Software Algorithms	9
Internal use software	5-10
Trade name	2-25
Reporting/Analysis Software	6
Proprietary Software	5
Software	6-9

Impairment of Long-lived Assets

The Company evaluates long-lived assets, including computer hardware and other property, computer software, and finite-lived intangible assets, for impairment when facts or circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying values are reduced to the estimated fair value. Fair values are determined based on quoted market values, discounted cash flows or external appraisals, as applicable. There were no impairments recorded for the nine months ended September 30, 2020 and 2019.

Impairment of Goodwill

Goodwill is measured at the acquisition date as the fair value of the consideration transferred less the net recognised amount (which is the fair value) of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but instead tested for impairment annually or whenever events and circumstances indicate an impairment may have occurred during the period. Among the factors that could trigger an impairment review are a reporting unit’s operating results significantly declining relative to its operating plan or historical performance, and competitive pressures and changes in the general markets in which it operates. The Company evaluates goodwill for impairment annually in the fourth quarter.

All goodwill is assigned to a reporting unit, which is defined as the operating segment, or one level below the operating segment. The Company has two reporting units with goodwill that are assessed for potential impairment.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

The Company has the option to first assess qualitative factors to determine whether events or circumstances indicate it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, in which case a quantitative impairment test is not required. The quantitative goodwill impairment test is performed using a two-step process. The first step of the process is to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not impaired, and the second step of the quantitative impairment test is not required. The second step of the quantitative goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value.

The Company’s annual qualitative goodwill impairment assessment as of December 31, 2019 indicated that it was more likely than not that the fair value of its reporting unit exceeded the carrying amount. The Company performs impairment testing annually and no testing was performed for interim period ended September 2020 and also no indicators were identified.

Other Current and Non-current Assets and Liabilities

The Company defines current assets and liabilities as those from which it will benefit from or which it has an obligation for within one year that do not otherwise classify as assets or liabilities separately reported on the Consolidated Balance Sheets. Other non-current assets and liabilities are expected to benefit the Company or cause its obligation beyond one year. The Company classifies the current portion of long-term assets and liabilities as current assets or liabilities.

Other assets include investment at cost, accrued income, staff advances, security deposits, VAT receivable, derivative financial instruments assets. Other liabilities includes employee benefits obligations and payable to annuitants.

Leases

The Company determines if an arrangement is a lease at inception. The Company recognizes a right-of-use (“ROU”) asset and a lease liability based on the present value of future lease payments over the lease term at commencement date. ROU assets represent right to use an underlying asset for the lease term and lease liabilities represent obligations to make lease payments arising from the lease.

If an implicit rate is not provided in a lease, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset includes any lease payments made and initial direct costs and excludes lease incentives.

Operating leases are included in Operating lease right-of-use assets, Current portion of operating lease liability, and Operating lease liabilities on our Consolidated Balance Sheets.

Accounts Payable and Accruals

Accounts payable and accruals are obligations to pay for goods or services that have been acquired in the ordinary course of business. Accounts payable and accruals are recognized initially at their settlement value and are classified as current liabilities if payment is due within one year or less.

Debt

Debt is recognized initially at par value, net of any applicable discounts or financing costs. Debt is subsequently stated at amortized cost with any difference between the proceeds (net of transactions costs) and the redemption value recognized in the Consolidated Statements of Operations over the term of the debt using the effective interest method. Interest on indebtedness is expensed as incurred.

Debt is classified as a current liability when due within 12 months after the end of the reporting period.

Financial Instruments

The Company recognizes all derivative instruments on the balance sheet at fair value. The impact on earnings from recognizing the fair values of these instruments depends on their intended use, their hedge designation and their effectiveness in offsetting changes in the fair values of the exposures they are hedging. Derivatives not designated as hedging instruments are adjusted to fair value through income. Depending on the nature of derivatives designated as hedging instruments, changes in the fair value are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in shareholders’ equity through other comprehensive income until the hedged item is recognized. Gains or losses, if any, related to the ineffective portion of any hedge are recognized through earnings in the current period.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

As of September 30, 2020 and December 31, 2019 the Company’s derivative financial instruments consist of foreign currency forward contracts (“forward contracts”) that are not designated as hedging instruments. Derivative financial instruments were neither held nor issued by the Company for trading purposes.

Business Combinations

The Company uses the acquisition method of accounting, which requires separate recognition of assets acquired and liabilities assumed from goodwill, at the acquisition date fair values. During the measurement period, which may be up to one year from the acquisition date, the Company has the ability to record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the Consolidated Statements of Operations.

Transaction costs, other than those associated with the issuance of debt or equity securities incurred in connection with a business combination, are expensed as incurred and included in Transaction expenses in the Consolidated Statements of Operations.

Revenue Recognition

The Company derives revenue by providing services including renewal and validation of intellectual property (“IP”) rights on behalf of customers, the development and provision of IP management software, patent searching, IP filing, prosecution support, and trademark watching. The Company recognizes revenue when control of these services are transferred to the customer for an amount, referred to as the transaction price, that reflects the consideration to which the Company is expected to be entitled in exchange for those goods or services. The Company determines revenue recognition utilizing the following five steps: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract (promised goods or services that are distinct), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations, and (5) recognition of revenue when, or as, the Company transfers control of the product or service for each performance obligation. Revenue is recognized net of discounts and rebates, as well as value added and other sales taxes.

Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. We primarily bill and collect payments from customers for our services in advance on a monthly and annual basis.

The Company disaggregates revenue based on the nature of services being provided as described below.

IP Transaction Processing

The revenue from IP Transaction Processing consists of patent and trademark renewals. These services consist of gathering all necessary data and information, preparing the renewal applications, and submitting payment to the patent and trademark office (“PTO”) in the relevant country on behalf of the IP holders. The Company has determined there is one performance obligation relating to the provision of the service, which includes compiling the necessary data and submitting the renewal application, as well as facilitating the payment from the customer to the PTO, hereinafter referred to as "renewal preparation". Revenue is recognized once the provision of the service is complete and this point is reached when the PTO receives the payment and documentation to renew the patent or trademark.

The Company evaluated whether these services have been provided in the capacity as principal or agent and on the basis of the following factors concluded the Company is acting as a Principal:

(a)	The Company is responsible for compiling the necessary data and submitting the renewal application, as well as facilitating the payment from the customer to the PTO. In doing this, the Company’s performance obligation does not include legally renewing the IP, but instead facilitating that process, but the ultimate responsibility for legally renewing the IP rests with PTO;

(b)	The Company has latitude in establishing pricing for its services.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

The PTO fees and any taxes collected from customers are deemed fees collected on behalf of third parties, and therefore revenue from renewals services is recognized net of these fees.

Revenue is recognized upon transfer of control of the promised service to customers (i.e., at the time the renewal paperwork and payment are submitted to the PTO) because at that point the Company has a right to payment and the risks and rewards associated with the Renewal Preparation service are transferred to the customer, coupled with the fact customer acceptance is deemed a formality that does not impact the timing of transfer of control.

IP Software

The Company provides a suite of software packages and solutions designed for customers to manage their own IP, using a single IP Management Software (“IPMS”) platform. All software products are delivered to the customers in one of two ways (i) On-premise the software is purchased by the customer and installed directly onto the customer’s own operating systems and (ii) Software-as-a-Service (“SaaS”) - software is hosted centrally on a cloud-based system and usage is licensed on an annual subscription fee basis.

IP software contracts with customers often include a number of other services such as implementation support, installation, data migration, training to help customers deploy and use products more efficiently, upgrades released over the contract period and after sales support.

On-premise licenses are considered distinct performance obligations when sold with other services in the contract and revenue is recognized upfront at the point in time when the software is made available to the customer. The transaction price is a fixed price and is the standard selling price as per the contract with the customer.

Cases where software is sold both i) on-premise basis and ii) subscription basis, the cloud based hosted services and post-sales support and maintenance are considered as one performance obligation distinct from other services in the contract. Revenue is recognized on a straight-line basis over the period of contract as customers simultaneously consume and receive benefits, given that distinct performance obligations are satisfied over time.

IP Services

This includes services related to (i) on-premise software installation, (ii) post-sales software support services, (iii) keeping software updated for any changes in laws (i.e., law update service), (iv) docketing, (v) search and examination services provided to various PTOs. Revenue from IP services is recognized over the period of the contract as and when the service is provided. The transaction price is a fixed price and is the standard selling price as per the contract with the customer.

Validation

This involves services related to;

(i)	registration of a patent granted in Europe, to various individual countries where it will ultimately be enforceable;
(ii)	translation of documents to be submitted to a PTO in local language;
(iii)	registration of address with PTO, for all future notifications to be received on behalf of the IP holder; and
(iv)	management of notifications on behalf of the IP holder over the lifetime of the patent.

The Company has determined each of the above services performed represent separate performance obligations. Revenue is recognized once the provision of the service is complete and this point is reached when a purchase invoice is received from the agent for (i) and (ii) above, when registration with the PTO gets completed for (iii) above. With respect to management of notifications, revenue is recognized over the lifetime of the patent on a straight-line basis.

The Company allocates the transaction price to each performance obligation based on the best estimate of the standalone selling price of each distinct good or service in the contract. The transaction price in the contract is allocated at contract inception to the distinct good or service underlying each performance obligation in proportion to the standalone selling price. The standalone selling prices are based on the Company’s normal pricing practices when sold separately with consideration of market conditions and other factors, including customer demographics and geographic location. Discounts applied to the contract will be allocated based on the same proportion of standalone selling prices.

Based on the factors described above in IP Transaction Processing, it has been concluded the Company acts as a Principal in these arrangements.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

Revenue from validation services is recognized net of official fees collected from customers for remittance to the PTO and any taxes collected from customers, which are subsequently remitted to governmental authorities.

Significant Financing Components

The Company does not have any contracts where the period between the transfer of the promised goods or services to the customer and payment by the customer exceeds one year. As such, the Company does not adjust any of the transaction prices for the time value of money.

The Company’s standard billing terms are that payment is due upon receipt of invoice, payable within 30 days. Invoices are generally issued as control transfers and / or services are rendered.

Cost to acquire contracts

Commission costs represents costs to obtain a contract and are considered contract assets. The Company pays commission to sales representatives for on-boarding new customers and in some cases for incremental sales to existing customers based on a pre-agreed sales commission policy. The sales commission paid are incremental costs of obtaining the contract and are recoverable from customers.

The costs are amortized to Selling, general and administrative expenses within the Consolidated Statements of Operations. The amortization period is between 12-19 years based on the estimated length of the customer relationship.

Variable Consideration

In some cases, contracts provide for variable consideration that is contingent upon the occurrence of uncertain future events, such as volume-based discounts. Variable consideration is estimated at the expected value or at the most likely amount depending on the type of consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The estimate of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of its anticipated performance and all information (historical, current, and forecasted) that is reasonably available to the Company.

Significant Judgements

Significant judgements and estimates are necessary for the allocation of the transaction price from an arrangement to the multiple performance obligations and the appropriate timing of revenue recognition. Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgement. Determining a standalone selling price that may not be directly observable amongst all the products and performance obligations requires judgement.

When multiple performance obligations exist in a single contract, the transaction price is allocated to each performance obligation based on the standalone selling price of each performance obligation. The Company utilizes its standard price lists to determine the standalone selling price based on the product and country.

The Company allocates the transaction price to each performance obligation based on the best estimate of the standalone selling price of each distinct good or service in the contract. The transaction price in the contract is allocated at contract inception to the distinct good or service underlying each performance obligation in proportion to the standalone selling price. The standalone selling prices are based on the Company’s normal pricing practices when sold separately with consideration of market conditions and other factors, including customer demographics and geographic location. Discounts applied to the contract will be allocated based on the same proportion of standalone selling prices.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

Deferred Revenue

Deferred revenue represents amounts invoiced to clients, when the performance obligation is not yet satisfied. Where services are provided on a subscription basis, deferred revenue represents the period remaining on unexpired subscription agreements.

Share-based Compensation

The Company launched a Phantom share plan (“PSP”), on March 16, 2019 (grant date). At the grant date, the awards were measured at fair value, using a Monte-Carlo simulation model. The awards entitle employees to a cash payment upon the achievement of certain performance conditions. The Company assesses the probability of performance-based vesting conditions at each reporting date and adjusts compensation costs based on its probability assessment. No compensation costs have been recognized for these awards as of September 30, 2020 because the Company did not consider achievement of the performance condition probable. The awards will expire at the end of seven years after the grant date.

Restructuring costs

The Company calculates severance obligations based on its standard customary practices. Accordingly, the Company records provisions for severance when probable and estimable and the Company has committed to the restructuring plan. In the absence of a standard customary practice or established local practice, liabilities for severance are recognized when incurred. If fixed assets are to be disposed of as a result of the Company’s restructuring efforts, the assets are written off when the Company commits to dispose of them and they are no longer in use. Depreciation is accelerated on fixed assets for the period of time the asset continues to be used until the asset ceases to be used. Other restructuring costs, including costs to relocate equipment, are generally recorded as the cost is incurred or the service is provided.

Foreign Currency Translation

The reporting currency of the Company is the pound sterling. The functional currency of the Company’s subsidiaries is generally the local currency of such entity. Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the entity’s functional currency are remeasured at the exchange rate as of the balance sheet date to the entity’s functional currency.

Foreign currency transaction gains and losses are recorded in Other operating income (expense), net in the Consolidated Statements of Operations. The Company recorded such foreign currency transaction net gains (losses) of £8,225 and £(12,733) during the nine months ended September 30, 2020 and 2019.

Upon consolidation, the results of operations of subsidiaries whose functional currency is other than the reporting currency of the Company are translated using average exchange rates in effect during each period. Assets and liabilities of operations with a functional currency other than the pound sterling are translated at the exchange rate as of the balance sheet date, while equity balances are translated at historical rates. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of shareholder's equity.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financial statements are recognized in different time periods by taxing authorities.

Deferred tax assets, including operating loss, capital loss and tax credit carry forwards, are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized. In addition, from time to time, management must assess the need to accrue or disclose uncertain tax positions for proposed adjustments from various tax authorities who regularly audit the Company in the normal course of business. In making these assessments, management must often analyze complex tax laws of multiple jurisdictions. Accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company records the related interest expense and penalties, if any, as tax expense in the tax provision. See Note 12, "Income Taxes," for more information.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

Defined Contribution Plan

The Company maintains a defined contribution plan whereby the Company pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual, or voluntary basis. The Company has no further payment obligations once the contributions have been paid. Total expense related to defined contribution plans was £12,910 and £9,836 for the nine months ended September 30, 2020 and 2019 respectively, which approximates the cash outlays related to the plans.

Annuities

The Company has agreed to pay annuities to a number of the former partners of one of the Company’s predecessors. All annuitants are entitled to annuity payments for life and in some cases, the annuity is payable for life to the annuitant’s spouse, after the death of the annuitant. Annuity payments are paid quarterly either at a fixed amount or increased annually in line with the Retail Prices Index for the 12-month year to the previous July. These obligations are valued annually by an independent qualified actuary and are included as a liability on the balance sheet.

Newly Adopted Accounting Standards

In August 2018, the FASB issued ASU 2018-13: Fair Value Measurement- “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement," (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted ASU 2018-13 effective January 1, 2020. The standard did not have an impact on the consolidated financial statements.

In August 2018, the FASB issued guidance, ASU 2018-15 "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract,", which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected. The guidance is effective for annual reporting periods beginning after December 15, 2019. The Company adopted ASU 2018-15 effective January 1, 2020. The standard did not have an impact on the consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform, which provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The guidance is effective for all entities during the period March 12, 2020 through December 31, 2022. The standard did not have an impact on the consolidated financial statements.

In June 2016, the FASB issued new guidance, ASU 2016-13, related to measurement of credit losses on financial instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This new guidance replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. The Company has determined that the impact of this new accounting guidance will primarily affect our trade receivables. During Q3 2020 the Company took a modified-retrospective approach to adopt the standard and applied the impacts retrospectively on January 1, 2020. The adoption of this standard had an impact of £5,011 on the beginning Accumulated deficit balance in the Consolidated Balance Sheets as of January 1, 2020. In April 2019 and November 2019, the FASB issued ASU 2019-05 and ASU 2019-11, respectively, effective for the same period as ASU 2016-03. These updates offered options to entities intended to bring transition relief and offered clarification on the previously issued standard, respectively. The Company's accounting for credit losses did not change as a result of these two updates.

In November 2019, the FASB issued ASU 2019-10, Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which provides improvements or clarification and correction to the ASU 2016-02 Leases, ASU 2016-13 Financial Instruments Credit Losses, and ASU 2017-12 Derivatives and Hedging, accounting standards updates. The guidance is effective upon adoption of the three ASUs, all of which the Company had already adopted. This standard did not have a material impact on the Company’s Consolidated Financial Statements.

Accounting Standards Not Yet Adopted

In January 2017, the FASB issued ASU 2017-04: “Simplifying the Test for Goodwill Impairment”, which removes step 2 of the quantitative goodwill impairment test. Under the amended guidance, a goodwill impairment charge is recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted for any impairment tests performed after January 1, 2017. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

In August 2018, the FASB issued guidance, ASU 2018-14, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other post retirement plans. The guidance is effective for all entities for fiscal years beginning after December 15, 2020. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, which provides targeted improvements or clarification and correction to the ASU 2016-01 Financial Instruments Overall, ASU 2016-13 Financial Instruments Credit Losses, and ASU 2017-12 Derivatives and Hedging, accounting standards updates that were previously issued. The guidance is effective upon adoption of the related standards. The topics in this standard related to ASU 2016-01 and ASU 2017-12 did not have a material impact on the Company’s consolidated financial statements. The topics in this standard related to ASU 2016-13 are not expected to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. The guidance is effective for all entities for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, clarifying the Interactions between Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323) and Derivatives and Hedging (Topic 815). The amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently in the process of evaluating the potential impact of the adoption of this standard.

In August 2020, the FASB issued ASU 2020-06 Debt - Debt with Conversion and Other Options and Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. The amendments in this Update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently in the process of evaluating the potential impact of the adoption of this standard.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which clarifies various topics in the Accounting Standards Codification, including the addition of existing disclosure requirements to the relevant disclosure sections. The amendments in ASU 2020-10 do not change GAAP and, therefore, are not expected to result in a significant change in practice. ASU 2020-10 should be applied retrospectively to the beginning of the period that includes the adoption date. ASU 2020-10 is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

3       Business Combinations

ipan/Delegate acquisition

On May 16, 2019, the Company, through its subsidiary CPA Global Management Services Limited, acquired 100% of the ownership interests in ipan/Delegate Group, a leading patent renewal and validation group, for purchase consideration of £560,718. The purchase consideration was satisfied by the Company’s ultimate parent company, Capri Acquisitions Topco Limited, in exchange for ordinary shares in the amount of £560,718 issued by the Company.

The acquisition is expected to benefit customers from both the Company and ipan/Delegate Group from the combined capabilities of both companies. This includes an expanded product range of software and tech-enabled services, more comprehensive data and analytical solutions that serve customer needs across a broader spectrum, and a broader geographical footprint, resulting in improved local service and support. The acquisition will significantly improve product integration and customer experience across the IP lifecycle.

The acquisition of ipan/Delegate Group was accounted for as a business combination in accordance with ASC 805, "Business Combinations," which required allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed in the transaction. The following is a summary of the final allocation of the purchase price:

Current assets
Cash and cash equivalents	21,267
Restricted cash	1,207
Accounts receivable	36,188
Prepaid expenses	4,921
Other current assets	4,286
Total current assets	67,869
Property, plant, and equipment	938
Other intangible assets	305,329
Other non-current assets	1,586
Deferred income taxes	4,701
Operating lease right-of-use assets	2,411
Total assets	382,834
Current liabilities
Accounts payable	13,551
Accrued expenses and other current liabilities	36,879
Deferred revenues	14,796
Current portion of long-term debt	164,523
Total current liabilities	229,749
Deferred income taxes	79,607
Operating lease liabilities	2,523
Total liabilities	311,879
Net assets	70,955
Purchase consideration	560,718
Goodwill on acquisition	489,763

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

Consideration satisfied by ultimate parent company:
Cash Payment	1,650
Vendor Loan Notes	24,691
Issue of Ordinary Shares	113,206
Issue of Preference Shares	421,171
Total	560,718

The goodwill on acquisition represents the future economic benefit expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future synergies. The goodwill is not tax deductible.

Acquisition related costs of £8,874 are included within Transaction expenses in the Consolidated Statement of Operations and within the cash flows from operating activities in the Consolidated Statement of Cash Flows.

The following table details the identifiable intangible assets acquired from ipan/Delegate Group, their fair values and estimated useful lives:

	Fair Value	Weighted Average Useful Economic life
Description of assets
Customer Relationships	283,800	21
Internal use software	11,788	5
Computer Programs and development expenditure	7,175	7
Trade Name	2,566	2
Total	305,329

The fair value measurement of tangible and intangible assets and liabilities were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals and market comparables.

The acquired business contributed revenue of £29,587 and incurred a net loss after tax of £6,438 for the Company for the period from May 16, 2019 to September 30, 2019.

Unaudited Pro Forma Information

Had the acquisition of ipan/Delegate occurred as of January 1, 2019, combined revenue and net income would have been £332,106 and £39,382, respectively, for the nine months ended September 30, 2019.

Pro forma adjustments to net income include acquisition accounting adjustments, including amortization and depreciation adjustments as a result of the fair value adjustments to property, plant, and equipment and acquired intangibles, and excludes acquisition related charges.

The unaudited pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisition been in effect for the periods presented, nor is it intended to be projection of future results. For example, the unaudited pro forma results do not include the expected synergies from the transaction, nor the related costs to achieve.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

4        Accounts receivable, net of allowance for doubtful accounts

Our accounts receivable balance consists of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020	December 31, 2019
Accounts receivable	305,424	305,746
Accounts receivable allowance	(8,613)	(3,321)
Accounts receivable, net	296,811	302,425

We record an accounts receivable allowance when it is probable that the accounts receivable balance will not be collected. The amounts comprising the allowance are based upon management’s estimates and historical collection trends. The activity in our accounts receivable allowance consists of the following:

	September 30, 2020	December 31, 2019
Balance at beginning of period	3,321	5,285
Additional provisions	2,689	2,701
Write-offs	(2,698)	(4,665)
Opening balance sheet adjustment - ASU 2016-13 adoption	5,301	—
Balance at the end of period	8,613	3,321

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

5       Leases

As the lessee, we currently lease real estate space and certain equipment under non-cancellable operating lease agreements. We do not include any of our renewal options in our lease terms for calculating our lease liability as the renewal options allow us to maintain operational flexibility and we are not reasonably certain we will exercise these renewal options at this time.

Operating leases are included in Operating lease right-of-use assets, Current portion of operating lease liabilities and Operating lease liabilities on our Consolidated Balance Sheets. The Company assesses its ROU asset and other lease-related assets for impairment consistent with other long-lived assets. As of September 30, 2020 and December 31, 2019, we did not record impairment related to these assets.

Our variable lease payments consist of non-lease services related to the lease and lease payments that are based on annual changes to an index. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. There were no material variable payments for the nine months ended September 30, 2020 and 2019, respectively. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

	Nine months ended September 30,
	2020	2019
Operating lease cost	5,483	5,194

	Nine months ended September 30,
	2020	2019
Other information
Operating cash flows from operating leases	(5,411)	(5,118)
Right-of-use assets obtained in exchange for operating lease obligations	514	7,396
Weighted-average remaining lease term - operating leases	6	6
Weighted-average discount rate - operating leases	5%	5%

The lease liability is initially measured at the present value of lease payments discounted using the incremental borrowing rate. The incremental borrowing rate is computed using interest rate applicable to Group’s revolving credit facilities as a start point then adjusted for country & currency risk premium and tenure of lease liability.

As of September 30, 2020 and December 31, 2019, the Company did not have any leases not yet commenced but create significant rights and obligations for the company. The Company also did not have any residual value guarantees provided for its leases, and none of its leases are subject to restrictions or covenants.

There were no material future minimum sublease payments to be received under non-cancellable subleases at September 30, 2020. There was no material sublease income for the nine months ended September 30, 2020 and 2019, respectively.

The future aggregate minimum lease payments as of September 30, 2020 under all non-cancellable operating leases for the years noted are as follows:

Period ending,
Remainder of 2020	1,646
2021	5,758
2022	4,530
2023	4,352
2024	4,121
2025	2,615
2026 & Thereafter	4,680
Total operating lease commitments	27,703
Imputed interest	(3,513)
Total	24,190

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

6       Property, Plant, and Equipment

Property, plant, and equipment consisted of the following as of September 30, 2020 and December 31, 2019:

	September 30, 2020			December 31, 2019
	Gross	Accumulated Depreciation	Net	Gross	Accumulated Depreciation	Net
Leasehold Improvements	7,487	(6,374)	1,113	7,369	(5,778)	1,591
Furniture, fixtures and equipment	7,086	(4,767)	2,319	6,613	(4,414)	2,199
Computer hardware	18,336	(13,060)	5,276	18,130	(11,876)	6,254
Other Tangible Assets	1,980	(162)	1,818	1,016	—	1,016
Total property, plant, and equipment	34,889	(24,363)	10,526	33,128	(22,068)	11,060

7      Identifiable Intangible Assets

Identifiable intangible assets consisted of the following as of September 30, 2020 and December 31 2019:

	September 30, 2020			December 31, 2019
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Finite-lived intangible assets
Computer Programs and Development Expenditure	247,118	(144,473)	102,645	218,120	(123,479)	94,641
Customer Relationships	544,763	(163,370)	381,393	542,502	(139,698)	402,804
Software	17,512	(14,274)	3,238	17,307	(13,506)	3,801
Tradenames	12,811	(6,104)	6,707	12,712	(4,722)	7,990
Internal use software	30,980	(17,735)	13,245	30,466	(13,200)	17,266
Total intangible assets	853,184	(345,956)	507,228	821,107	(294,605)	526,502

In May 2019, as a result of the ipan / Delegate acquisition, the customer relationships balance increased £283,800, internal use software balance increased £11,788, computer programs and development expenditure balance increased £7,175 and the trade names balance increased £2,566.

The weighted-average amortization period for each class of finite-lived intangible assets is as follows:

Remaining Weighted - Average Amortization Period (in years)
Computer Programs and Development Expenditure	3.6
Customer Relationships	14.8
Software	4.9
Tradenames	11.6
Internal use software	3.0

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

As of September 30, 2020, the estimated amortization expense for intangible assets for each of the five succeeding years and thereafter is as follows:

Remainder of 2020	16,652
2021	65,437
2022	62,620
2023	58,891
2024	33,819
2025	30,881
Thereafter	225,018
Subtotal finite-lived intangible assets	493,318
Internally developed software projects in process	13,911
Total finite-lived intangible assets	507,229
Total intangible assets	507,229

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

8      Goodwill

The changes in the carrying amount of goodwill are as follows:

Balance as of January 1, 2019	420,809
Acquisition	489,763
Disposal	(424)
Impact of foreign currency fluctuations	(8,763)
Balance as of December 31, 2019	901,385
Balance as at January 1, 2020	901,385
Acquisition	946
Disposal	—
Impact of foreign currency fluctuations	5,204
Balance as of September 30, 2020	907,535

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

9        Derivatives

The Company sells its services and finances operations in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. To manage this exchange rate risk, the Company utilizes forward contracts. None of these contracts have been designated as hedging instruments. Changes in the fair value of the forward contracts are reported in other operating expense (income) net in the Consolidated Statements of Operations. Derivative assets are included in other current assets and derivative liabilities included in accrued expenses and other current liabilities and are presented in the tables below:

	September 30, 2020	December 31, 2019
Assets
Foreign currency forward contracts	2,738	2,404
	2,738	2,404

	September 30, 2020	December 31, 2019
Liabilities
Foreign currency forward contracts	1,361	216
	1,361	216

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

10      Fair Value Measurement

The fair values of the Company's financial assets and financial liabilities listed below reflect the amounts that would be received to sell the assets or paid to transfer the liabilities in an orderly transaction between market participants at the measurement date (exit price).

The Company's non-derivative financial instruments primarily include cash and cash equivalents, trade receivables, trade payables, other current receivables and payables, accruals, and short-term debt. At September 30, 2020 and December 31, 2019, the carrying value of these financial instruments approximates fair value because of the short-term maturities of these instruments.

Fair value disclosures are classified based on the fair value hierarchy. Level 1 fair value measurements represent exchange-traded securities which are valued at quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Level 2 fair value measurements are determined using input prices that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Level 3 fair value measurements are determined using unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis

The Company makes recurring fair value measurements for foreign currency forward contracts (not designated as hedges) and annuities.

Foreign Currency Forward Contracts

The Company periodically enters into foreign currency contracts that are not designated as hedges as defined under ASC 815. The purpose of these derivative instruments is to help manage the Company’s exposure to foreign exchange rate risks. These contracts are initially recognized at fair value at the date the contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. These contracts generally do not exceed 180 days in duration, and these instruments are carried as assets when the fair value is positive (Other current assets on the Consolidated Balance Sheets), and as liabilities when the fair value is negative (Other current liabilities on the Consolidated Balance Sheets). The resulting gain or loss is recognized in profit or loss (other operating income (expense), net) immediately.

The Company assess the fair value of these instruments, considering current and anticipated movements in future interest rates and the relevant currency spot and future rates available in the market. The Company also receives and reviews third party valuation reports to corroborate our determination of fair value. Accordingly, these instruments are classified as Level 2 inputs.

Annuities

The Company has an obligation to pay certain annuities to a number of the former partners of one of the Company’s predecessors. The carrying amount of these liabilities are discounted and are subject to an annual actuarial valuation. The valuation is performed with Level 2 inputs. Key assumptions include:

(1) Inflation (RPI) - Inflation is derived by taking the difference between yields on fixed and index-linked Government bonds.

(2) Mortality rate - Current mortality rates after considering improvements based on the standard “CMI 2016” projection methodology are used for actuarial valuation.

(3) Discount rate- AA Corporate bond rate for 10 years (average duration of liabilities) has been considered.

Annuities are measured at fair value through other operating income (expense), net. The current portion of the accrual for annuity payments is recorded within accrued expenses and other current liabilities and the non-current portion is recorded within other non-current liabilities, in the Consolidated Balance Sheets.

The following table provides a summary of the Company’s assets and liabilities that were recognized at fair value on a recurring basis as at September 30, 2020 and December 31, 2019:

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

	September 30, 2020
Assets	Level 1	Level 2	Level 3	Total
Foreign currency forward contracts	—	2,738	—	2,738
	—	2,738	—	2,738
Liabilities
Foreign currency forward contracts	—	1,361	—	1,361
Annuities	—	4,687	—	4,687
	—	6,048	—	6,048

	December 31, 2019
Assets	Level 1	Level 2	Level 3	Total
Foreign currency forward contracts	—	2,404	—	2,404
	—	2,404	—	2,404
Liabilities
Foreign currency forward contracts	—	216	—	216
Annuities	—	4,699	—	4,699
	—	4,915	—	4,915

The Company’s long-lived assets, including goodwill, and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment.

There were no transfers between Level 1 and Level 2 fair value measurements and no transfers into or out of Level 3 fair value measurements for the nine months ended September 30, 2020 and December 31, 2019. There were no changes in the purpose of any financial asset / liability that subsequently resulted in a different classification other than asset / liability.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

11    Revenue

Disaggregated Revenue

The tables below show the Company’s disaggregated revenue for the periods presented:

	Nine months ended September 30,
	2020	2019
IP Transaction Processing	260,722	234,620
IP Software	44,009	39,748
IP Services	12,226	11,656
Validation	29,304	17,770
	346,261	303,794

The revenue above has been disclosed at a disaggregated level on the basis of financial information regularly reviewed by the Company. Refer to Note 2 - Summary of Significant Accounting Policies for additional information on the Company's revenue streams.

The aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period is materially the same as the deferred revenue disclosed. All the deferred revenue is current except £13,407 as at September 30, 2020.

The amounts of revenue recognized in the period that were included in the opening deferred revenues balances were £57,701 and £51,928 for nine months ended September 30, 2020 and 2019, respectively.

Cost to acquire contracts

The Company has capitalized sales commissions and are presented as costs to acquire contracts on the Consolidated Balance Sheets. The Company has not recorded any impairments against these prepaid sales commissions.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

12      Income tax expense

The Company’s income tax expenses is as follows:

	Nine months ended September 30,
	2020	2019
Current tax expense:
Domestic	—	—
Foreign	6,014	4,674
Total current tax expense	6,014	4,674

Deferred tax (benefit) expense:
Domestic	—	—
Foreign	(1,402)	(1,272)
Total deferred tax (benefit) expense	(1,402)	(1,272)

Income tax expense	4,612	3,402

The components of pre-tax income are as follows:

	Nine months ended September 30,
	2020	2019
Jersey income	24,657	43,044
Foreign income	20,014	10,172
Pre-tax income	44,671	53,216

Effective tax rate reconciliation table

The following is a reconciliation of the statutory income tax rate to the Company's effective income tax rate for the periods presented below:

	Nine months ended September 30,
	2020	2019
Income before income tax	44,671	53,216
Income tax expense at the Jersey statutory tax rate of 0%	—	—
Effect of:
Tax at statutory income tax rates of foreign jurisdictions	3,769	3,015
Net permanent benefit of R&D claims less disallowables	(1,007)	(1,136)
Non deductible interest	1,214	509
Tax withholding on dividends	273	355
Movement in unrecognized tax benefit	—	670
Adjustment for tax of prior periods	373	—
Other tax adjustments	(10)	(11)
Income tax expense	4,612	3,402

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

The tax effects of the temporary differences were as follows:

	September 30, 2020	December 31, 2019
Deferred tax assets:
Net operating loss carry forwards and tax credits	10,521	10,415
Payroll liabilities	1,182	1,511
Operating lease liability	3,895	4,442
Others	5,301	4,357
Total deferred tax assets	20,899	20,725
Valuation allowance	(5,335)	(5,087)
Total net deferred tax assets	15,564	15,638
Deferred tax liabilities:
Intangibles	(101,637)	(104,887)
Operating lease right of use assets	(3,895)	(4,442)
Property, plant and equipment	(1,488)	(472)
Other	(2,076)	(1,117)
Total deferred tax liabilities	(109,096)	(110,918)

Net deferred tax asset / (liability)	(93,532)	(95,280)

As a result of the company’s analysis, it was concluded that, as of September 30, 2020 and December 31, 2019, a valuation allowance of £5,335 and £5,087 should be established against the portion of the deferred tax asset attributable to certain losses. The net change in the total valuation allowance was an increase of £248 in 2020 and decrease of £147 in 2019.

As of September 30, 2020, the Company has deferred tax on net operating loss carry forwards of approximately £9,508 (December 31, 2019: £9,151). The Company has credit carry forwards related to R&D of £1,013 (December 31, 2019: £1,264).

At September 30, 2020, the Company had U.K. tax loss carry forwards of £8,961, France tax loss carry forwards of £8,033, U.S. federal tax loss carry forwards of £19,725 and £2,527 for other jurisdictions. The carry forward period for US federal tax losses is twenty years for losses generated in tax years ended prior to December 31, 2017. The expiration period for these losses begins in 2036. The carry forward period for US state losses varies, and the expiration period is between 2020 and 2039. The carry forward period for all other tax losses, except to the extent of £500 for India, is indefinite.

The Company is required to assess the realization of its deferred tax assets and the need for a valuation allowance. The assessment requires judgement on the part of management with respect to benefits that could be realized from future taxable income. The valuation allowance recognised against deferred tax assets on carry forward operating losses of UK, US and India is £5,355 and £5,087 at September 30, 2020 and at December 31, 2019, respectively, as it more likely than not that such amounts will not be fully realized.

The Company has not recognized a deferred tax liability of approximately £2,639 related to its investments in foreign subsidiaries that are essentially permanent in duration. As of September 30, 2020 the unrecognized temporary difference was approximately £27,711.

The Company has not provided income taxes and withholding taxes on the undistributed earnings of foreign subsidiaries as of September 30, 2020 since the undistributed earnings and profits are (i) previously taxed income and would not be subject to applicable jurisdiction(s) income taxes upon repatriation of those earnings, in the form of dividends (ii) they are considered to be permanently reinvested, accordingly no provision for local withholdings taxes have been provided; however, upon repatriation of those earnings, in the form of dividends, we could be subject to additional local withholding taxes.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

In the normal course of business, the Company tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities and the Company has accrued a liability when it believes it is more likely than not that the tax position claimed on tax returns will not be sustained by the taxing authorities on the technical merits of the position. Changes in the recognition of the liability are reflected in the period in which the change in judgement occurs. The Company open tax years subject to examination were 2015 through 2019, which includes the major jurisdictions in the United Kingdom, the United States, Sweden, Korea and India.

The Company accrues interest and penalties related to unrecognized tax benefits within our global operations as a component of income tax expense.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	September 30, 2020	December 31, 2019
Uncertain Tax Benefit
Beginning Balance	2,596	1,958
Decreases related to prior year tax positions	(177)	—
Increases related to current year tax positions	129	671
Exchange difference	48	(33)
Ending Balance	2,596	2,596

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

13      Related parties

13(a) Parent companies and ultimate controlling party

The immediate parent company is Redtop Holdings Limited, a company registered in Jersey, Channel Islands. The ultimate parent company is Capri Acquisitions Topco Limited, a company registered in Jersey, Channel Islands. The directors consider Leonard Green & Partners to be the ultimate controlling party of Capri Acquisitions Topco Limited as they manage and advise a number of funds which collectively hold a majority of voting rights in the Capri Acquisitions Topco Limited.

13(b) Related Party Loan and Interest

As of September 30, 2020, the loan (including interest) to Capri Acquisitions Bidco Limited was fully settled through capital contribution. The loan carried an 5.8% and 2.75% interest rate and is reflected as a related party loan in the accompanying Consolidated Balance Sheets. The interest expense of £6,705 and £3,526 as of September 30, 2020 and 2019, respectively, associated with the related party loan is reflected as “Related party interest expense” on the Consolidated Statements of Operations.

	September 30, 2020	December 31, 2019
Opening balance	168,202	—
Loan obtained	—	164,523
Loan repaid	(8,408)	—
Loan settled through additional paid-in capital	(177,928)	—
Interest charged	6,705	5,735
Foreign exchange loss/(gain)	11,429	(2,056)
	—	168,202

The Company has earned £93 and £135 related to IP transaction processing revenue for the nine months ended September 30, 2020 and 2019, respectively. The company incurred £135 and Nil in key management fees in the nine months ended September 30, 2020 and 2019, respectively.

13(c) Related party receivables

The Company has outstanding receivables of Nil and £137,664 as of September 30, 2020 and December 31, 2019, respectively. The receivables are classified as current and are collectible on demand. During nine months ended September 30, 2020 the balances were settled through the declaration of a dividend of £198,278, with such dividend being satisfied in specie by the transfer of the related receivables.

13(d) Related party payables

The Company has outstanding payables of £61,292 and £61,605 as of September 30, 2020 and December 31, 2019, respectively. The payables are classified as current and are payable on demand.

CPA GLOBAL GROUP HOLDINGS LIMITED

Notes to Interim Consolidated Financial Statements (Unaudited)

(In £ thousands)

14      Subsequent events

On October 1, 2020 the CPA Global Group was acquired by the below mentioned subsidiaries of Clarivate Plc (“Clarivate”), a public company registered in Jersey, Channel Islands and ultimate parent company. In connection with the transaction, former CPA Global shareholders received approximately 217 million Clarivate ordinary shares, representing 35% pro forma fully diluted ownership of Clarivate.

In order to effect the transaction Redtop Holding Limited the company’s sole shareholder sold of 100% of the equity securities of the Company to Camelot UK Bidco Limited a company registered in the United Kingdom. The company immediately prior to the sale of its equity securities distributed to Redtop Holding Limited, 100% of the equity securities in CPA Global Limited and its subsidiaries. Redtop Holding Limited in turn then sold 100% of the equity securities in CPA Global Limited and its subsidiaries, to Clarivate IP (US) Holdings Corporation, a company registered in Delaware, USA.

Following the above transaction a deemed exit event has been triggered within the Groups Phantom Share Scheme and as result the awards granted in terms of the scheme will vest in two tranches in October 2021 and 2022, at which dates the compensation costs of these awards will be recognized.

The Company has evaluated subsequent events to June 4, 2021.